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EXHIBIT 4.2

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

        This Amendment No. 1 to Rights Agreement (this "Amendment") is dated as of March 26, 2002 by and between FIBERSTARS, INC., a California corporation (the "Company"), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, as Rights Agent (the "Rights Agent"), with reference to the following:

        A.    The Company and the Rights Agent entered into that certain Rights Agreement dated as of September 20, 2001 (the "Agreement") in order to implement a shareholder rights plan as more fully described therein.

        B.    The Company desires to amend the Agreement in certain respects in order to permit Trigran Investments LP (or any of its affiliates) to purchase additional shares of Common Stock of the Company without triggering the occurrence of the Distribution Date (as defined in the Agreement).

        C.    Under the Agreement, the Company and the Rights Agent may amend the Agreement, at any time prior to the Distribution Date, which has yet to occur.

        NOW, THEREFORE, pursuant to Section 27 of the Agreement, the Company and the Rights Agent hereby amend, effective upon the date hereof, the definition of the term "Acquiring Person" set forth in Section 1(a) of the Agreement such that Section 1(a)(ii) of the Agreement shall read in its entirety as follows:

          "(ii) the term Acquiring Person shall not mean:

            (A)  the Company;

            (B)  any Subsidiary (as such term is hereinafter defined) of the Company;

            (C)  any employee benefit plan of the Company or any of its Subsidiaries;

            (D)  any entity holding securities of the Company organized, appointed or established by the Company or any of its Subsidiaries for or pursuant to the terms of any such plan;

            (E)  any underwriter acting in good faith in a firm commitment underwriting of an offering of the Company's securities pursuant to arrangements with the Company that have been approved by the Board (however, the exception provided by this clause (E) shall no longer be available in the event that any such underwriter is otherwise an Acquiring Person on or after the date which is forty (40) days after the date of initial acquisition of the Company's securities by such underwriter in connection with such offering);

            (F)  Advanced Lighting Technologies, Inc. (referred to collectively with its Affiliates and Associates as "ADLT"), so long as ADLT is not the Beneficial Owner of a percentage of the outstanding shares of Common Stock that is greater (by more than one percent (1%) of the outstanding shares of Common Stock) than (1) the percentage of the outstanding shares of Common Stock as to which ADLT has Beneficial Ownership on the date hereof or (2) such lesser percentage as to which ADLT has Beneficial Ownership following any transfer or exercise of securities Beneficially Owned by ADLT, or the expiration or cancellation of any securities Beneficially Owned by ADLT, after the date hereof (except that this clause (F) shall pertain only until such time as ADLT has Beneficial Ownership of less than fifteen percent (15%) of the outstanding shares of Common Stock); or

            (G)  Trigran Investments LP, an Illinois limited partnership (referred to collectively with their Affiliates and Associates as "Trigran"), so long as Trigran is not the Beneficial Owner of a percentage of the outstanding shares of Common Stock that is greater (by more than one percent (1%) of the outstanding shares of Common Stock) than (1) the percentage of the outstanding shares of Common Stock represented by the sum of (x) the shares as to which Trigran has Beneficial Ownership immediately prior to the "Closing" (as that term is defined in that certain Common Stock and Warrant Purchase Agreement, dated March, 2002, entered into by the Company and each of the "Investors" named therein, the "Purchase Agreement"), plus (y) the shares as to which Trigran obtains Beneficial Ownership, pursuant to the transactions described in the Purchase Agreement, or (2) such lesser percentage as to which Trigran has Beneficial Ownership following any disposal of Common Stock by Trigran after such Closing (except that this clause (G) shall pertain only until such time as Trigran has Beneficial Ownership of less than fifteen percent (15%) of the outstanding shares of Common Stock); and"

        This Amendment may be executed in any number of counterparts, each which shall be deemed an original, and all of this together shall constitute one instrument. This Amendment shall be deemed to be a contract made under the laws of the State of the Company's jurisdiction of incorporation and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and to be performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent under the Agreement, as amended by this Amendment, shall continue to be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Except as specifically amended by this Amendment, all other terms and conditions of the Agreement shall remain in full force and effect and are hereby ratified and confirmed.

[signature page to follow]

        IN WITNESS WHEREOF, this Amendment is executed as of the date first written above.

FIBERSTARS, INC.

By:	/s/ ROBERT G. CONNORS
Name:	Robert G. Connors
Title:	Chief Financial Officer

MELLON INVESTOR SERVICES LLC

By:	/s/ WILLIAM A. DOUGHERTY
Name:	William A. Dougherty
Title:	Assistant Vice President

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  EXHIBIT 4.2
AMENDMENT NO. 1 TO RIGHTS AGREEMENT